Exhibit 10.1

VAIL RESORTS, INC.

Headquarters’ Move

Relocation and Separation Policy

for Executives

2006

Vail Resorts Management Company

Relocation and Separation Policy for Executives

Table of Contents

Section I.	General Eligibility
Section II.	Family Assistance
Section III.	Lump-Sum Allowance and Incentive Program
Section IV.	Home Sale Assistance
Section V.	Home Purchase Assistance
Section VI.	Moving your Household
Section VII.	Income Tax Adjustment
Section VIII.	Handling Exceptions

Vail Resorts Management Company

Relocation and Separation Policy for Executives

Section I.    Eligibility

Who is eligible for the Relocation Assistance Program?

Vail Resorts, Inc. is moving its corporate headquarters. One or more of its subsidiaries is the employer of all of the corporate employees who will be relocating. Regardless of the location from which or to which an employee is being relocated (Seasons, RockResorts, Keystone, etc.), its subsidiary Vail Resorts Management Company is the company through which the Relocation Program is being conducted. The Relocation Assistance Program is intended to assist you and your family who currently reside with you at your primary residence and will continue to live with you at your new residence. The assistance will provide help with the financial costs and personal inconvenience that can result from a move. The assistance may be offered, at the discretion of Vail Resorts Management Company (hereafter referred to as VRMC), based on actual and reasonable need and actual and reasonable cost.

Benefits provided in this policy will depend upon your present situation and the decisions you make. Whether you choose to move, or even if you choose not to remain with VRMC once Vail Resorts, Inc. relocates its headquarters to the Denver metro area, you will find that certain provisions of this policy pertain to you. Assistance will, at the discretion of VRMC, be available to applicable employees who meet the following requirements:

●	You need to relocate to a new location at the request of management. Relocations due to requests made by you are not eligible for this program.
●	You have received the Relocation Agreement, and have signed and returned this document.
●

The relocation results in a change in your primary residence. This change in residence must be a reasonable distance from, and significantly improve your commute to, the new location. In addition, the relocation must meet the Internal Revenue Service (IRS) 50-mile rule, which requires that the distance from your old residence to your new work location be at least 50 miles greater than the distance from your old residence to the old work location. Should you not meet the requirements established by the IRS, you will not be eligible to receive the benefits outlined in this policy.

●	You must be a full time employee with VRMC hired prior to April 15, 2006 and continue with the company until the headquarters moves to a Denver metro location.

The Relocation Assistance Program has been set up to provide benefits in four relocation-related areas: lump sum, home finding, home sale, and household move. The Program also provides information about the early notification bonus plan. Some of these are considered taxable by the IRS and in these cases the company will provide tax assistance, with the exception of the Relocation Incentive Program. Others are excludable, which means there is no tax on the applicable benefits. The policy defines specific amounts of money allocated for each activity and the spirit of the policy provides additional flexibility to move the money around as long as the budget for your move remains intact. This will enable you to customize the benefits to your particular situation with the assistance of our Relocation Consultant, Marge Fisher.

The benefit provisions contained in this policy are valid for a period of six months after the headquarters’ move or January 31, 2007. Expenses must be submitted by February 28, 2007.

The assistance provided in this Program is purely discretionary, and consequently, the assistance or the Program may change at any time after July 31, 2006. Vail Resorts will attempt to inform you in advance of any changes. Of course, nothing in this Program changes the at-will relationship between employees and the company.

You are encouraged to contact the Human Resources Department at Vail Resorts, Inc. for any assistance you may need. If you have any questions about eligibility or other matters related to your move, please get in touch with our Relocation Consultant, Marge Fisher, who can be reached by phone at 203-637-5222 or email at margefisher@snet.net.

It is suggested that you return the Relocation Agreement before you begin the home search to avoid misunderstanding or confusion later. Reimbursements for expenses covered under this policy cannot be guaranteed without completing the Relocation Agreement.

Section II.    Family Assistance

What programs will be available to assist my family and me with my move to a new location?

Counseling Support

Marge Fisher, our Relocation Consultant, will be available to provide confidential support to employees and families. You are encouraged to call her at 203/637-5222 or email her at margefisher@snet.net to discuss your individual situation.

Her assistance will cover such areas as:

●	Eligibility
●	Financial qualification
●	Home sale and home purchase planning
●	Selection of service providers
●	Policy components
●	Follow-up services.

Section III.    Lump-Sum Allowance and Incentive Program

What financial assistance will be available to help my family and me with our move-related expenses?

A.	Lump-Sum Relocation Allowance

During your move, a variety of relocation expenses may be incurred, which differ in kind from one employee to another. Therefore, employees who, at the discretion of VRMC, need to relocate their homes are entitled to receive a Lump-Sum Allowance. These payments are intended to provide assistance for you and your family with some or all of the following:

●

Home search expenses, including but not limited to: rental car, meals, mileage, baby-sitter, etc. Please consult with Marge Fisher to determine whether an expense that is not on this list would qualify.

●	Temporary living expenses.
●	Duplicate housing assistance.
●	Daycare counseling.
●	Reverse commuting expenses should you move before the company is situated in its Denver metro location.
●	To the extent that home purchase expenses exceed the cap for qualified items listed in Section V, the lump sum allowance can also be used for this purpose.

A total of $10,000 of the indicated expenses will be covered as long as appropriate documentation is given to the Relocation Consultant. You will be reimbursed as expenses are incurred in minimum increments of $500 up to $10,000, as long as you have returned the relocation agreement and have demonstrated with receipts that your expenses are move-related. Expenses that are mile-related can be submitted with a Mapquest printout for documentation; cash-only expenses such as mover’s tips (guidelines will be provided) will not require a receipt. Should your final expense be less than $500, these should also be submitted and you will be reimbursed that amount. However, reimbursement for expenses will only be provided for the amount spent, up to $10,000.

B.	Relocation Incentive Program

Once all costs associated with your move have been tabulated, 50% of the lump sum allowance allocated towards your move, which has not been spent, will be rebated to you.

Therefore, for example, should you use $8,000 of the lump sum for move-related expenses, you will receive a check for $1,000, less taxes, once your move is completed. (50% of the remaining $2,000 that was not spent.)

Section IV.    Home Sale Assistance

What assistance will be provided to help me with the sale of my home?

Selling your home in a timely fashion at the best possible price is a relocation priority. To help you accomplish this goal, a Home Sale Assistance Program has been designed to assist you with all aspects of the home sale process. The objective of the Home Sale Assistance Program is to help you realize the most value from the sale of your home in a reasonable period of time, enabling you and your family to purchase a home in the new location.

The first step in selling your home is to contact Marge Fisher, our Relocation Specialist, who is working on behalf of VRMC, as soon as possible. Slifer, Smith and Frampton is the identified firm that you will need to use to receive relocation benefits. They have agreed to charge a much lower commission, one that supersedes any discount historically offered to VRMC employees. Marge will be available to implement a successful program with this company as well as provide assistance and advice on listing your home and marketing it effectively. She can also advise you on how to coordinate the timing of selling your current property and the closing on your new home. You are encouraged to call her at 203/637-5222 or email her at margefisher@snet.net to discuss your individual situation.

For current homeowners, the Home Sale Assistance Program provides you with the following assistance in selling your home:

●	A qualified Realtor from Slifer, Smith and Frampton who has committed to providing a lower commission rate.
●	Professional advice in marketing and listing your home.
●	Reimbursement of your closing costs.

A.	Home Sale Assistance Eligibility

To be eligible for the Home Sale Assistance services described, the property must be your principle residence at the time you receive the policy. Second homes, mobile homes, farms, properties with excess acreage for the area, land, investment or commercial property, and homes you owned prior to joining VRMC are not eligible. If your home falls into any of the excluded categories, or if you have tenants on your property, please contact Marge Fisher. Alternative assistance options may be available.

B.	Home Marketing Consulting

By working with Slifer, Smith and Frampton, you will become eligible for the other benefits that make up the program, including:

●	Assistance to establish a realistic asking price, consistent with market conditions.
●	Help with listing your home with a broker who can maximize your home's exposure.
●	Coaching that gives you the advantage in selling your home.
●	Help with developing an aggressive marketing strategy tailored for your home.
●	Opportunity to refine your marketing strategy based on regular discussions with your broker.
●	Evaluation of repairs or fix-up projects to overcome anticipated buyer objections.
●	Review of all purchase offers.

C.	Rental Assistance

If you must prematurely terminate your existing lease, Marge will help you determine the best schedule for your move and will also help you prepare for discussions with your landlord. In many cases landlords can be very reasonable in dealing with the matter of corporate relocation.

The Relocation Consultant will also assist you if you wish to rent a home. Marge will provide you with information on renting in the new location and will coordinate your home search trip with a Realtor familiar with rentals.

D.	Completing the Sale

VRMC will reimburse you for reasonable expenses associated with the sale of your home, as long as you meet the eligibility requirements and utilize the identified network of Realtors who have been selected to help you with the sale and purchase of your home.

Once you sell your home, the following expenses may be used as a general guideline of what will be covered:

●	Real estate sales commission
●	Reasonable attorney's fees
●	Title fees, title policy, escrow fees, when required of the seller
●	Mortgage prepayment penalties
●	State and federal transfer fees and/or stamps
●	Document preparation

Section V.    Home Purchase Assistance

What assistance will be provided to help me with the purchase of a home?

A.	Home Finding Assistance

Whether you are a renter or a homeowner, destination area counseling and home finding assistance will be available to you and your family. Please contact Marge Fisher to initiate this assistance as you are required to use Realtors from a carefully selected list to receive your relocation benefits. A list is attached to this policy of companies that meet these requirements. Should you want to use a Realtor not on this list, please contact Marge and she will try to get them pre-approved.

In addition to the availability of assistance from our Relocation Consultant, these real estate personnel will contact you to review your housing needs, and to assist you in the selection of a rental or real estate agent, a community in the new location and a home. In addition, they will provide you with information on areas of special interest to you and your family, such as schools, places of worship, health services, recreational activities, and community organizations. The rental and real estate professionals are recommended based on their knowledge of the market and proven past performance. They can save you valuable time by focusing their experience on your needs and preferences.

B.	Rental Assistance

The Relocation Consultant will also assist you if you wish to rent a home. Marge will provide you with information on renting in the new location and will coordinate your home search trip with a Realtor familiar with rentals.

C.	Vendor Network

Our Relocation Consultant has also established a network of vendors to provide services that may be needed to assist with other aspects of your home purchase. While you are not required to use any of the selected vendors to receive benefits, Marge will be negotiating to get discounted rates and can help you identify service providers who include, but are not limited to the following specialists:

●	Attorneys
●	Mortgage providers
●	Home, radon, and pest inspectors.

D.	Completing the Purchase

If you purchase a primary residence in the new location, VRMC will reimburse you up to $5,000 for reasonable and customary closing costs, up If you are currently a renter and wish to purchase a home in the Denver Metro area, VRMC will also reimburse you up to $5,000.

Costs to be covered include:

●	Appraisal report, credit report, and survey fees, when required by law, custom, or mortgagee
●	Escrow fee, excluding insurance deposit
●	Mortgagee's title policy, abstract, or title guarantee
●	Recording of mortgage and deed
●	State transfer tax
●	Attorney's fee, notary fees, and document preparation fees
●	Home, pest and radon inspection fees
●	Endorsement fees.

Funds from your Lump-sum Allowance can also be applied towards these expenses.

Any loan origination fee and/or discount points are not considered reimbursable expenses. We expect that our preferred mortgage banks will be able to offer options without the requirement of loan origination fees and/or discount points for qualified applicants.

Section VI.    Moving your Household

When I am ready to move, what assistance will be provided to help me move my household belongings?

VRMC will pay for moving and storage services. In each case, vendors selected by VRMC will provide these services at greatly discounted rates. Services will include packing, loading, and transporting your belongings from your old principal residence or from a storage location, and unloading items at your new principal residence. If you are required to vacate your former residence for contractual reasons, or if you are unable to occupy your home immediately upon arrival at your new location, storage for thirty days will also be covered as long as it is within the budget.

Van-Line Move

If a van-line move is approved, it will include packing, loading, and transporting your belongings from your old principal residence, and unloading items at your new principal residence. Packing and delivery will be scheduled during normal working hours (not weekends or holidays) to avoid overtime expenses. Charges for dismantling equipment will not be covered with the exception of bed frames and furniture that needs to be routinely taken apart to be moved safely and without damage.

Special Moving Requirements

Please be sure to discuss special moving requirements with the Relocation Consultant. Advance plans need to be made in order to move unique or oversized possessions not excluded below. You will also be advised about the best way to move any valuables, such as currency, antiques, jewelry, art objects, and other items not usually suited for van transport.

The company will not reimburse you for the shipment of automobiles or any unpacking at your new home. In addition, the following expenses are not reimbursable: insurance, storage, packing, shipment, unpacking or assembly of the following items: recreational motor vehicles, airplanes, or boats; patio slate, fertilizer, cement, firewood, lumber or other building materials; sand, animals, portable swimming pools, playhouses or other buildings; radio or TV towers, antennas, paint, volatile materials, explosives of any kind, inks, dyes, items that may cause damage to the shipment; illegal items (either illegal to move interstate commerce or possession of which is illegal in any state your belongings pass through), special electrical or plumbing connections, or cabinet work.

Section VII.    Income Tax Adjustment

Will reimbursements for move-related expenses be adjusted for tax consequences?

Some of the reimbursements and allowances provided by the Relocation Assistance Program will be regarded by tax authorities as taxable income to you. To help offset the extra tax expense associated with the relocation assistance you receive, items will be "grossed up", with the exception of the Relocation Incentive Program. That is, whenever you receive a payment or reimbursement, a special adjustment will be included to help offset the estimated extra tax liability.

Should you receive any remittance from the Relocation Incentive Program, it will also be considered income and taxed accordingly. However, VRMC will not make a corresponding tax adjustment for these payments.

Please note: As with all relocation "gross ups", since the gross up amount is also reported as compensation, there could be some tax liability that employees may need to assume. Therefore, there is no guarantee that the amount grossed up will fully cover your tax liability, depending on your individual tax situation.

Section VIII.    Handling Exceptions

What happens if I have special needs that are not addressed in this policy?

VRMC recognizes that special circumstances may develop during a relocation. No plan can anticipate every situation nor is the assistance provided intended to cover every factor. Therefore, if you do have an unusual problem or encounter unique circumstances, please contact Marge Fisher, our Relocation Consultant. As with all relocation payments, any adjustments to the policy are within the sole discretion of VRMC.